Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

TXU Reports Fourth Quarter and Full Year Results

DALLAS – February 27, 2007 – TXU Corp. (NYSE: TXU) today reported consolidated results for the fourth quarter and full year ended December 31, 2006.

•	TXU reported net income available to common shareholders of $475 million, $1.03 per share, in the fourth quarter 2006 compared to $356 million, $0.74 per share, in the fourth quarter 2005.[1]

•

Operational earnings,[2] which exclude special items[3] and income or losses not related to continuing operations were $556 million, $1.20 per share, in the fourth quarter 2006 compared to $427 million, $0.88 per share, in the fourth quarter 2005.

•	For the full year 2006, TXU reported net income available to common shareholders of $2,552 million, $5.46 per share, compared to $1,712 million, $2.50 per share, for full year 2005.

•	Full year 2006 operational earnings were $2,592 million, $5.55 per share, compared to $1,628 million, $3.35 per share, for full year 2005.

•	Operational highlights are provided in Table 1 beginning on page 2.

Reported Earnings

TXU’s fourth quarter 2006 net income available to common shareholders was $475 million, $1.03 per share, compared to $356 million, $0.74 per share, reported in the fourth quarter 2005. Reported earnings for fourth quarter 2006 included income from discontinued operations4 of $6 million, $0.01 per share, primarily related to insurance recoveries from the settlement of claims associated with the company’s discontinued European operations. Fourth quarter 2005 reported earnings included an $8 million, $0.02 per share, charge for the cumulative effect of adopting FIN 47, “Accounting for Conditional Asset Retirement Obligations” and a $50 million after tax, $0.10 per share, extraordinary loss arising from an agreement to acquire the equity interest in a lease trust, which resulted in consolidation of the trust under FIN 46 (R), “Consolidation of Variable Interest Entities.”

Reported earnings for fourth quarter 2006 and 2005 included net after-tax expenses of $87 million, $0.18 per share, and $13 million, $0.03 per share, respectively, treated as special items. TXU’s full year net income available to common shareholders was $2,552 million, $5.46 per share, compared to $1,712 million, $2.50 per share, for full year 2005. Reported earnings for full year 2006 included income from discontinued operations of $87 million, $0.19 per share, related primarily to a reversal of a TXU Gas income tax reserve due to favorable resolution of an IRS audit matter and insurance recoveries recorded in the third and fourth quarters related to the settlement of claims associated with the company’s discontinued European operations. Reported earnings for full year 2005 included income from discontinued operations of $5 million, $0.01 per share, and the $8 million, $0.02 per share, charge for the cumulative effect of changes in accounting principles and the $50 million, $0.10 per share, extraordinary loss previously described.

[1]	Per share earnings amounts reflect diluted earnings per share. See calculations in Tables 2a and 2b on page 5.
[2]

Operational earnings is a non-GAAP measure that adjusts net income for special items and income or losses that are not related to continuing operations. See Attachment 1: Financial Definitions for a detailed definition of operational earnings and other GAAP and non-GAAP financial measures used in this release.

[3]

Beginning in the fourth quarter 2006, TXU treats as a special item and excludes from operational earnings the effects of unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in its long-term hedging program. Prior periods have been adjusted accordingly. Management uses this view to evaluate results on an as realized basis and believes it is a useful measure when combined with the GAAP presentation. See Appendix Tables A1 and A2 for details of special items.

[4]	See Appendix Table L for details of discontinued operations.

Reported earnings for full year 2006 and 2005 included net after-tax expenses of $127 million, $0.27 per share, and net after-tax income of $137 million, $0.28 per share, respectively, treated as special items.

Operational Earnings

Fourth quarter operational earnings increased to $1.20 per share in 2006 from $0.88 per share in 2005. The change was primarily due to improvements in contribution margin (operating revenues less fuel, purchased power and delivery fees), fewer average common shares outstanding ($0.05 per share), and decreased operating costs, somewhat offset by increased other deductions and smaller increases in other expenses. Results also reflected the impact of milder weather and lower average customer usage due to customer efficiency measures (netting to an estimated decrease of $0.05 per share over the prior-year period and an estimated decrease of $0.05 per share compared to normal).

Average common shares declined primarily due to the repurchase of approximately 30.6 million shares of common stock between November 2005 and September 2006. TXU issued approximately 1.4 million and 5.7 million shares in November 2005 and May 2006, respectively, related to the settlement of equity-linked securities and 1.4 million shares in May 2006 under the long-term incentive compensation plan. On November 6, 2006, TXU announced that the board of directors authorized the repurchase of an additional 20 million shares and extended the authorization for any remaining previously authorized share repurchases through the end of 2007. The company did not repurchase any shares in the fourth quarter of 2006 or the first two months of 2007, leaving approximately 23.4 million shares authorized for repurchase through the end of 2007.

Full year operational earnings increased to $5.55 per share in 2006 from $3.35 per share in 2005. The primary drivers of the increase were improvements in contribution margins, fewer average common shares outstanding ($0.22 per share), and decreased operating costs, partially offset by increases in selling, general and administrative (SG&A) expenses primarily due to the company’s generation development program, depreciation and amortization, other deductions and net interest expense. Results also reflect the impact of slightly warmer summer weather, which was more than offset by lower average customer usage due primarily to customer efficiency measures (a net decrease of an estimated $0.08 per share compared to the prior-year period and a net decrease of $0.10 per share compared to normal).

Operational earnings, including significant drivers by business segment, are discussed in more detail beginning on page 7 under Consolidated Operational Earnings Summary.

Earnings Teleconference

In light of the merger agreement announced yesterday, management is not planning to host a teleconference today. TXU’s Investor Relations group is available to discuss the results.

Table 1 below provides a recap of operational highlights for 2006 and the beginning of 2007.

Table 1: Operational highlights

Highlight

Operational Excellence:

•

Announced on February 26, 2007, the execution of a definitive merger agreement under which an investor group led by Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG), two of the nations’ leading private equity firms, will acquire TXU in a transaction valued at $45 billion. Under the terms of the agreement, shareholders will receive $69.25 per share at closing, which represents a 25 percent premium to the 20 trading day average closing share price on February 22, 2007, the last trading day before press reports of rumors about the transaction.

•

Announced in connection with the execution of the merger agreement, that TXU will deliver price cuts and price protection benefits to customers, strengthen environmental policies, make significant investments in alternative energy, and institute corporate policies tied to climate stewardship. Such changes include the reduction of planned coal-fueled generation units from eleven to three. See the February 26, 2007 press release for more information.

•

Generated at top-decile power production levels. The baseload fleet achieved the highest annual generation in fleet history. Comanche Peak nuclear plant set a new annual generation record while the coal-fueled plants achieved the second highest generation in fleet history. Comanche Peak also achieved TXU records for safety and completed a nuclear refueling outage in record time. TXU Power successfully optimized output and cost by utilizing the lean operating techniques of the TXU Operating System and is evaluating new innovative technologies to reduce key environmental emissions and improve lignite fuel quality.

•

Invested $839 million in TXU Electric Delivery with the goal to elevate the business from consistent top-quartile reliability to top-decile performance. In 2006, the business constructed 338 circuit miles of new, rebuilt or upgraded transmission lines; extended distribution infrastructure to more than 67,000 new customer locations; and made significant progress in investment in infrastructure maintenance, information technology systems and advanced meter reading. TXU Electric Delivery continued to transform its power distribution network into the nation’s first broadband-enabled smart grid, with 2006 progress that included installing over 213,000 advanced meters for a total of 285,000 in place at the end of 2006. Additionally, 2,090 automated capacitor controls for remote control and monitoring and 225 automated smart switches were installed during 2006.

•

Entered into a 10-year, $8.7 billion groundbreaking agreement with InfrastruX Energy Services to form a full-service asset services joint venture with national scale. TXU Electric Delivery will continue to own its distribution and transmission system and associated assets while InfrastruX Energy Services will provide maintenance, construction, power restoration and other services. The agreement is expected to close in the second half of 2007.

•	Met or exceeded operational earnings per share, cash provided by operating activities, and free cash flow levels forecasted in November 2005.

•

Began work on applications to the U.S. Nuclear Regulatory Commission for two to six GW of new nuclear power generation capacity at one to three sites in an effort to address Texas’ power needs more than a decade in the future.

Market Leadership:

•

Continued to offer 15 innovative retail electricity service plans, including 9 open to new enrollment, as well as low-income discounts to eligible customers, giving customers an unmatched variety of options to meet their needs. TXU Energy now offers the broadest set of customer products of any retailer in the ERCOT market and provides 7 of the 9 lowest-priced products that incumbents offer in their native territories. The new “Pick Your Plan” initiative enables customers to save up to 10 to 15 percent, and TXU Energy’s plan to extend its demand-side management program in 2007 will provide opportunities for further savings through lower consumption or changes in consumption by time of day. With the transition to full competition in the Texas marketplace on January 1, 2007, these programs are part of a comprehensive, four-part strategy to give customers greater savings, peace of mind, flexibility and price certainty. As announced on February 26, 2007, TXU Energy expects to provide more than $300 million in annual savings through a 10 percent price reduction (6 percent implemented within 30 days of the merger agreement, and an additional 4 percent at closing) for residential customers in its traditional service area who haven’t already selected one of TXU Energy’s other lower-priced offers.

•

Continued to lead the market in energy-assistance programs to help customers with financial difficulty pay their electricity bills. TXU progressed in its 2004 commitment to provide $15 million over three years to TXU Energy Aid, its flagship assistance program. In 2006, the program provided over $5 million to help 25,000 families. Since 1983, TXU Energy Aid has provided over $40 million to assist more than 300,000 families.

•

Extended the 10 percent discount for low-income customers previously served through the state’s LITE UP Texas program through September 1, 2007. TXU Energy is the only retailer that has consistently provided this discount since funding was redirected by the Texas Legislature in 2005.

•

Maintained the commitment to provide world-class service to retail customers. TXU Energy expanded Internet capabilities to enable customers to evaluate price plans and enroll through the website or the telephone. Customers are utilizing a new payment option as evidenced by over 300,000 payments made by credit card in 2006. Call answer times, which dropped from five minutes in 2004, continued to average a world class 11 seconds and customer call satisfaction in North Texas improved 10 percent versus 2005, while agents handled one million additional calls.

•

Announced an agreement with and minority investment in Skyonic Corporation, an Austin-based company with proprietary technology designed to reduce greenhouse gases and other emissions. This investment supports the development of emission-reduction technologies, including economical ways to capture carbon dioxide that is part of TXU’s plan to commercialize state-of-the-art clean technologies.

•

Continued to lead the way for renewable energy in Texas, helping make the state the nation’s largest producer of wind-generated energy. TXU Wholesale and its affiliate, TXU Renew, are the largest purchasers of wind energy in Texas and the fifth largest in the U.S.

•

Maintained market-leading electric delivery performance in five out of seven key Public Utility Commission market metrics. These metrics measure the success of transmission and distribution companies in facilitating customer transactions in the competitive Texas electricity market. TXU Electric Delivery’s 17 percent increase in customer satisfaction reflected its continuing focus on customer satisfaction in 2006.

•	Received the Energy Star Partner of the Year Award for Continued Excellence from the Environmental Protection Agency for the fourth year in a row for TXU Electric Delivery energy efficiency programs.

•

Won the Director’s Award, the nation’s highest honor for outstanding, innovative mining reclamation practices, awarded by the U.S. Department of the Interior’s Office of Surface Mining. This is TXU Mining’s ninth national mining award including two previous Director’s Awards.

•	Honored as the leading independent power producer by the 2006 Platts Top 250 Global Energy Companies survey, which recognizes the energy industry’s top-performing companies.

•

Honored as a Most Admired company in Fortune magazine’s national and global energy sector rankings. Ranking fourth on both lists, TXU was the only company in the national energy category to hold the most admired distinction for three consecutive years.

•

Honored by the Women’s Business Enterprise National Council as one of America’s Top Corporations for Women’s Business Enterprises for the seventh year in a row. This award honors corporations for world-class supplier diversity programs.

•	Received the National Arbor Day Foundation’s 2006 Tree Line USA Utility Award for the sixth straight year for TXU Electric Delivery’s leadership in quality tree-care practices.

•

Selected by analysts and portfolio managers as having the best CEO in the electric utility sector in Institutional Investor magazine’s annual 2006 survey. John Wilder has received this recognition three consecutive years.

Risk/Return Mindset:

•

Continued the execution of the long-term commodity risk hedging program strategy that began in late 2005. As of February 16, 2007, TXU has sold forward more than 1.7 billion MMBtu of natural gas for the balance of 2007 through 2012, significantly improving the company’s risk profile. Nearly $300 million in value was preserved by the program in 2006 alone, and as of year end more than $1 billion in value had been protected over the seven-year program.

•	Repurchased 30.6 million shares of common stock from November 2005 through December 2006.

Performance Management:

•

Elected Gerardo (Gerry) I. Lopez, president of Global Consumer Products at Starbucks Coffee Company, to the TXU Corp. board of directors. He replaced William (Bill) M. Griffin, who served as a director for 40 years.

•

Attracted talented individuals to oversee the company’s power generation development program to meet the growing needs of Texas. Mike Childers, hired as CEO of TXU DevCo, and Chuck Enze, CEO of TXU Generation Construction, have built teams that will be well-equipped to drive a high-performance construction program, working closely with TXU’s EPC contractors and equipment suppliers.

•	Successfully completed the third consecutive record-setting, award-winning United Way/TXU Energy Aid campaign, raising over $2.3 million to help communities across Texas.

Consolidated Results

Tables 2a and 2b below provide the shares and adjustments included in the calculation of diluted earnings per share for reported and operational earnings for fourth quarter and year-to-date 2006 and the comparable 2005 periods.

Table 2a: Summary calculation of earnings per share5

Q4 06 and Q4 05; $ millions, million shares, $ per share

Factor	Q4 06 Reported	Q4 06 Operational	Q4 05 Reported	Q4 05 Operational
Net income available to common shareholders	475	—	356	—
Operational earnings	—	556	—	427
Interest on convertible senior notes/rounding	—	—	1	1
Earnings used in diluted per share calculation	475	556	357	428
Average diluted shares outstanding	463	463	485	485
Diluted earnings per share	1.03	1.20	0.74	0.88

Table 2b: Summary calculation of earnings per share6

YTD 06 and YTD 05; $ millions, million shares, $ per share

Factor	YTD 06 Reported	YTD 06 Operational	YTD 05 Reported	YTD 05 Operational
Net income available to common shareholders	2,552	—	1,712	—
Operational earnings	—	2,592	—	1,628
Accelerated share repurchase true-up	—	—	(498)	—
Interest on convertible senior notes	1	1	1	1
Earnings used in diluted per share calculation	2,553	2,593	1,215	1,629
Average diluted shares outstanding	467	467	486	486
Diluted earnings per share	5.46	5.55	2.50	3.35

Tables 3a and 3b below reconcile operational earnings to net income available to common shareholders for the fourth quarter and full year periods ended December 31, 2006 and 2005.

[5]

For fourth quarter 2006, the dilution calculation for reported and operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 5.8 million shares related to the effect of: 1) share-based compensation (4.3 million) and 2) convertible senior notes (1.5 million). For fourth quarter 2005, the dilution calculation for reported and operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 11.4 million shares related to the effect of: 1) share-based compensation (7.2 million), 2) equity-linked securities (2.7 million) and 3) convertible senior notes (1.5 million).

[6]

For year-to-date 2006, the dilution calculation for reported and operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $1.2 million (after tax), and the addition to shares outstanding of 7.6 million shares related to the effect of: 1) share-based compensation (5.3 million), 2) convertible senior notes (1.5 million) and 3) equity-linked securities (0.8 million). For year-to-date 2005, the dilution calculation for reported and operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $1 million (after tax), and the addition to shares outstanding of 10.5 million shares related to the effect of: 1) share-based compensation (6.6 million), 2) equity-linked securities (2.4 million) and 3) convertible senior notes (1.5 million). The diluted earnings per share calculation for 2005 reported earnings also reflects a reduction to net income of $498 million ($1.02 per share) related to the May 2005 true-up of the company’s accelerated share repurchase program.

Table 3a: Reconciliation of operational earnings to net income available to common shareholders

Q4 06 vs. Q4 05; $ millions and $ per share after tax

Factor	Q4 06 $ Millions	Q4 06 $ Per Share	Q4 05 $ Millions	Q4 05 $ Per Share
Net income available to common shareholders	475	1.03	356	0.74
Income from discontinued operations	(6)	(0.01)	—	—
Extraordinary loss	—	—	50	0.10
Cumulative effect of changes in accounting principles	—	—	8	0.02
Special items	87	0.18	13	0.03
Rounding	—	—	—	(0.01)
Operational earnings	556	1.20	427	0.88

Table 3b: Reconciliation of operational earnings to net income available to common shareholders

YTD 06 vs. YTD 05; $ millions and $ per share after tax

Factor	YTD 06 $ Millions	YTD 06 $ Per Share	YTD 05 $ Millions	YTD 05 $ Per Share
Net income available to common shareholders	2,552	5.46	1,712	2.50
Income from discontinued operations	(87)	(0.19)	(5)	(0.01)
Extraordinary loss	—	—	50	0.10
Cumulative effect of changes in accounting principles	—	—	8	0.02
Effect of accelerated share repurchase true-up	—	—	—	1.02
Rounding	—	0.01
Special items	127	0.27	(137)	(0.28)
Operational earnings	2,592	5.55	1,628	3.35

Fourth quarter 2006 special items of $87 million (after tax), $0.18 per share, in net expense included a $107 million, $0.23 per share, charge related to the previously announced one-time customer appreciation bonus, including the out-of-territory customer incentive, a $3 million increase to the estimated net deferred tax effect of the newly enacted Texas margin tax and a $2 million expense for transition costs related to the InfrastruX Energy Services joint venture, partially offset by $25 million, $0.05 per share, of unrealized hedge ineffectiveness and mark-to-market net gains associated with the company’s long-term hedging program. The long-term hedging program is discussed in more detail in the Risk Management Update on page 11.

Year-to-date 2006 special items of $127 million (after tax), $0.27 per share, in net expense included a $131 million, $0.28 per share, expense related to the impairment of gas-fueled generation plants and related inventory write-offs, the $107 million, $0.23 per share, charge related to the one-time customer appreciation bonus, including the out-of-territory customer incentive, a $71 million, $0.15 per share, “day one” loss related to a series of commodity hedge transactions entered into at below market prices, the $44 million, $0.09 per share, net deferred tax charge for the newly enacted Texas margin tax, and $5 million, $0.01 per share, of transition costs related to the InfrastruX Energy Services joint venture, partially offset by $221 million, $0.47 per share, of unrealized hedge ineffectiveness and mark-to-market net gains associated with the company’s long-term hedging program and $10 million, $0.02 per share, of insurance recoveries related to the 2005 settlement of shareholders’ litigation. See Appendix Tables A1 and A2 on page 16 for special items details.

For the fourth quarter 2005, special items of $13 million (after tax), $0.03 per share, represented unrealized hedge ineffectiveness and mark-to-market losses associated with the company’s long-term hedging program.

Year-to-date 2005 special items of $137 million (after tax), $0.28 per share in net income, included a $138 million, $0.28 per share, reduction of the company’s federal income tax valuation allowance reserve for the write-off of its investment in TXU Europe due to the anticipated use of additional capital losses, insurance recoveries of $23 million, $0.05 per share, related to the 2005 settlement of shareholders’ litigation, partially offset by expenses of $13 million, $0.03 per share, representing unrealized hedge ineffectiveness and mark-to-market net losses associated with the company’s long-term hedging program and transition expenses and consulting fees of $11 million, $0.02 per share. See Appendix Tables A1 and A2 on page 16 for special items details.

Consolidated Operational Earnings Summary

Table 4 below summarizes major drivers of consolidated operational earnings per share. A more detailed discussion of contributions and drivers by segment is provided in Business Segment Results beginning on page 9.

Table 4: Consolidated –– operational earnings reconciliation

Q4 05 to Q4 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	427	0.88	1,628	3.35
TXU Energy Holdings segment	132	0.27	1,047	2.15
TXU Electric Delivery segment	15	0.03	(3)	—
Corporate expenses	(18)	(0.03)	(80)	(0.17)
Effect of reduced shares	—	0.05	—	0.22
06 operational earnings	556	1.20	2,592	5.55

Fourth quarter 2006 operational earnings were $1.20 per share, up $0.32 per share from fourth quarter 2005. The increase included a $0.27 per share improvement in operational earnings from the competitive TXU Energy Holdings segment, a $0.05 per share improvement attributable to the reduction in average shares outstanding, and a $0.03 per share improvement in TXU Electric Delivery segment results.

Year-to-date 2006 operational earnings were $5.55 per share, up $2.20 per share over 2005 results. The increase included a $2.15 per share improvement from the competitive TXU Energy Holdings segment and a $0.22 per share improvement attributable to the reduction in average shares outstanding. These effects were partially offset by a $0.17 per share increase in corporate expenses primarily due to increased interest expense on borrowings from affiliates.

Cash Flow and Financial Flexibility

The successful execution of its ongoing performance improvement program has helped TXU deliver continued improvement in returns, financial flexibility measures, and cash flow.

Table 5 below provides a summary of consolidated common stock and return measures at December 31, 2006 and 2005.

Table 5: Consolidated –– return statistics

Twelve months ended 12/31/06 and 12/31/05; Mixed measures

Return Statistic	12/31/06	12/31/05	% Change
Basic shares outstanding – end of period (millions)	459	471	(2.5)
Return on average common stock equity – based on net income (%)	195.1	420.6	(53.6)
Return on average common stock equity – based on operational earnings (%)	198.2	400.0	(50.5)
Return on average invested capital – based on adjusted net income (%)	21.4	16.2	32.1
Return on average invested capital – based on adjusted operational earnings (%)	21.7	15.5	40.0

TXU continues to make progress in improving its financial flexibility, as reflected in the comparison of its credit metrics for fourth quarter 2006 to fourth quarter 2005 shown in Table 6 below. Strong credit metrics are an essential determinant in TXU’s systematic approach to capital allocation. The ratios of EBITDA/interest and debt/EBITDA, two of TXU’s key financial flexibility measures, have improved by 31 percent and 32 percent, respectively, over the course of the past year. Total debt, excluding $1.1 billion of transition bonds and $241 million of debt proceeds, which are held as restricted cash, decreased by $921 million compared to December 31, 2005, due to stronger underlying cash flow and cash postings to TXU Energy Holdings related to the company’s long-term gas hedges. Over the past year, the improvement in key credit metrics was accompanied by a significant expansion of the company’s commodity risk hedging program, further strengthening the expected resiliency of the company’s future cash flows in different commodity environments.

Table 6: Consolidated –– financial flexibility measures

Twelve months ended 12/31/06 and 12/31/05; $ millions and ratios

Financial Flexibility Measure	12/31/06	12/31/05	Change	% Change
EBITDA (excluding special items)	5,469	3,939	1,530	38.8
Cash interest expense	861	801	60	7.5
Debt (excluding transition bonds and debt-related restricted cash )	11,292	12,213	(921)	(7.5)
EBITDA/interest	6.4	4.9	1.5	30.6
Debt/EBITDA	2.1	3.1	(1.0)	(32.3)

As shown in Table 7, full year 2006 cash provided by operating activities exceeded $4.9 billion, an increase of $2.1 billion over 2005. The improvement reflected higher operating earnings taking into account non-cash expenses and income, $503 million in increased commodity margin postings from counterparties and a $293 million favorable change in working capital (accounts receivable, accounts payable, and inventories) driven by higher wholesale natural gas and electricity receivables in 2005 due to higher prices in fourth quarter 2005.

Table 7: Consolidated –– cash and free cash flow

YTD 06 and YTD 05; $ millions

Cash Flow Factor	YTD 06	YTD 05	Change	% Change
Cash provided by operating activities	4,954	2,793	2,161	77.4
Capital expenditures	(2,180)	(1,047)	(1,133)	108.2
Nuclear fuel	(117)	(57)	(60)	105.3
Free cash flow (non-GAAP)	2,657	1,689	968	57.3

Table 8 below represents available liquidity (cash and available credit facility capacity) as of February 16, 2007 and December 31, 2005. In May 2006, TXU Energy Company LLC obtained a 364-day bank commitment for an additional $1.5 billion credit facility with terms similar to its existing facilities. A subsidiary of TXU Energy Company has granted a first-lien security interest in its existing Big Brown power generation assets to secure obligations under some of TXU DevCo’s hedging transactions, thereby reducing cash or letter of credit collateral requirements. TXU targets minimum available liquidity of $1.5 billion.

Table 8: Consolidated –– liquidity

Available amounts as of 2/16/07and 12/31/05; $ millions

Liquidity Component	Borrower	Maturity	2/16/07	12/31/05
Cash and cash equivalents			23	37
Commercial paper program	TXU Energy Co./TXU Electric Delivery Co.		(1,886)	(358)
$1.4 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 08	942	770
$1.0 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	August 08	925	800
$1.6 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	March 10	1,597	1,405
$500 million credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 10	500	460
$1.5 billion credit facility	TXU Energy Co.	May 07	1,500	—
$500 million credit facility	TXU Energy Co.	December 09	—	—
Total liquidity			3,601	3,114

Business Segment Results

The following is a discussion of operational earnings by business segment. TXU Corp.’s businesses include the TXU Energy Holdings segment, the TXU Electric Delivery segment and Corporate operations.

TXU Energy Holdings Segment

The TXU Energy Holdings segment includes the results of TXU DevCo, the recently formed competitive power generation development business, a lease trust holding certain combustion turbines, and TXU Energy Company LLC. TXU Energy Company LLC is the competitive business of TXU Corp. that consists primarily of electricity generation (TXU Power), wholesale energy markets activities (TXU Wholesale) and retail consumer and business markets activities (TXU Energy). Because TXU Wholesale manages commodity price exposure across the complementary businesses of TXU Energy and TXU Power (including output from future generation developed by TXU DevCo) through wholesale commercial operations and commodity risk management, TXU Energy Holdings is effectively managed as one business. TXU Power, TXU Wholesale and TXU Energy conduct their operations through separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market. TXU DevCo is not a subsidiary of TXU Energy Company LLC.

The financial performance of the TXU Energy Holdings segment reflects the ongoing successful implementation of the TXU Operating System, other performance improvement initiatives launched as part of the company’s three-year restructuring program, and the impact of the long-term hedging program initiated in October 2005, partially dampened by the effects of lower than expected customer usage levels.

For fourth quarter 2006, the TXU Energy Holdings segment reported net income of $484 million, $1.04 per share, versus $362 million, $0.75 per share, for the fourth quarter 2005. As shown in Appendix Table A1, special charges of $84 million, $0.18 per share, were reported for fourth quarter 2006 as compared to $13 million, $0.03 per share, for fourth quarter 2005. Fourth quarter 2006 operational earnings were $1.23 per share as compared to $0.90 per share for fourth quarter 2005. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $0.27 per share.

For full year 2006, the TXU Energy Holdings segment reported net income of $2,363 million, $5.06 per share, versus $1,363 million, $2.80 per share, for full year 2005. As shown in Appendix Table A2, 2006 special charges were $132 million, $0.28 per share, as compared to $19 million, $0.04 per share, for 2005. Full year 2006 operational earnings were $5.34 per share, as compared to $2.98 per share in 2005. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $2.15 per share over 2005.

Table 9 below reconciles the change in operational earnings from 2005 to 2006 for the fourth quarter and full year periods. Fourth quarter and year-to-date 2006 improved $132 million, $0.33 per share, and $1,047 million, $2.36 per share, respectively, primarily as a result of improved contribution margin.

Table 9: TXU Energy Holdings Segment –– operational earnings reconciliation

Q4 05 to Q4 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	436	0.90	1,448	2.98
Contribution margin	212	0.43	1,526	3.14
Operating costs	19	0.04	65	0.13
Depreciation and amortization	(2)	—	(21)	(0.04)
SG&A	(11)	(0.02)	(49)	(0.10)
Franchise and revenue based taxes	(5)	(0.01)	(12)	(0.02)
Other income and deductions	(36)	(0.07)	(55)	(0.12)
Net interest	70	0.14	137	0.28
Income taxes	(115)	(0.24)	(544)	(1.12)
Effect of reduced shares	—	0.06	—	0.21
06 operational earnings	568	1.23	2,495	5.34

The $212 million increase in contribution margin for fourth quarter 2006 versus the comparable 2005 period primarily reflects the regulatory-approved price-to-beat increase implemented in October 2005 and January 2006, a decrease in the average cost of fuel and purchased power, increased generation from the company’s nuclear power generation plant, and reduced use of the company’s older, less efficient gas-fueled generation plants. These effects were partially offset by a decrease in retail sales volumes due to customer attrition, reduced average residential and small business customer usage, and milder weather. Wholesale electricity revenues for fourth quarter 2006 decreased $323 million from fourth quarter 2005. The change primarily reflected the reporting of wholesale power trading activity on a net basis.7

Appendix Tables E and F provide a summary of the TXU Energy Holdings segment generation and supply costs and operating statistics. Despite an extended outage at a lignite-fueled plant as a result of a failed transformer, total baseload output for fourth quarter 2006 increased due to record nuclear power generation. Baseload production facilities also set a record for annual output with the nuclear plant setting an annual record and the lignite plant fleet producing the second highest output levels in its history, reflecting on-going benefits of the TXU Operating system. For fourth quarter 2006, a decrease in the average cost of fuel and purchased power was largely due to increased nuclear power generation, reduced utilization of the company’s gas-fueled generation and lower purchased power prices, in part due to weather.

For the quarter and year-to-date 2006, average customer usage levels declined, primarily due to customer efficiency measures. For the fourth quarter of 2006, weather was milder than normal and slightly milder than the prior year quarter, while the weather for full year was slightly hotter than normal, and similar to full year 2005. Compared to the prior year period, the net effect of weather and reduced usage resulted in a decrease in margins of approximately $0.04 per share for the quarter and an estimated decrease of $0.07 per share year-to-date, after tax; compared to estimated normal weather, the net effect of weather and reduced usage resulted in a reduction in margins of approximately $0.04 per share for the quarter and $0.10 per share year-to-date, after tax. The year-over-year change reflects the approximate $30 million (pre-tax) of margin lost in third quarter 2005 as a result of relatively high spot wholesale market power prices at the time the added load from warmer than normal weather was served. Appendix Tables B and E provide details of operating revenues and total fuel and purchased power costs and delivery fees for the TXU Energy Holdings segment for fourth quarter and full year 2006 compared to the prior year periods.

The fourth quarter 2006 decrease in operating costs of $19 million, $0.04 per share, primarily reflects lower maintenance expenses due to the benefits of cost reduction initiatives and reduced maintenance project costs due to refueling both nuclear units in 2005 compared to one unit in 2006. SG&A expenses for the fourth quarter 2006 increased $11 million, $0.02 per share, due to $17 million of expense associated with power generation development. Excluding development expenses, SG&A expense declined by $6 million due to lower incentive and benefits expense and other cost reductions, somewhat offset by increased advertising expenses. Other income and deductions decreased $36 million, $0.07 per share, primarily resulting from gains on the sale of land in 2005 exceeding amounts in 2006. The $70 million, $0.14 per share, decrease in net interest expense primarily reflects increased interest income from affiliates due to increased advances and higher interest rates and reduced debt levels.

The major drivers of full year 2006 results were substantially the same as for fourth quarter 2006 for contribution margin, operating costs, other income and deductions, and net interest. SG&A expense increased $49 million reflecting $39 million of expenses related to power generation development, $14 million in higher costs of the accounts receivable sales program driven by higher interest rates and a $14 million increase in bad debt expense. The increase in bad debt expense is primarily a result of higher retail revenues and accounts receivable balances due to increased prices and a regulatory imposed short-term curtailment of collection activities for low income customers. The SG&A increases were substantially offset by an $18 million net reduction in employee, incentives, benefits, consulting and other expenses.

[7]

Prior to January 1, 2006, all wholesale power purchases and sales scheduled with ERCOT for delivery were reported gross in the income statement and “booked-out” sales and purchases were reported net. Subsequent to an internal reorganization of TXU Wholesale, contracts that are now separately managed as a trading book and scheduled for physical delivery are reported net upon settlement in accordance with existing accounting rules. All transactions reported net, including “booked-out” contracts, are reported as a component of revenues. Fourth quarter and year-to-date 2006 gross revenues from power trading activities totaled approximately $312 million and $1,338 million, respectively.

As discussed in the highlights section above, during October 2006, TXU Energy expanded its product offerings through the “Pick Your Plan” initiative and announced a four-part strategy in preparation for the transition to full competition in the Texas marketplace. This strategy is designed to provide customers greater savings, peace of mind, flexibility and price certainty.

TXU Energy focuses on providing superior service and a range of innovative and competitive products for customers in its native market to meet the needs of customers and increase retention while achieving indicative long-term residential net margins of 5 to 10 percent – comparable to margins achieved by retailers in other industries, many of which face significantly less input cost volatility. Many of the offerings have a minimum term commitment in exchange for various pricing plan features or renewable content. The objective is to offer plans that more directly meet the needs of customers since the price-to-beat expired on December 31, 2006. The various plans have features that include price certainty, prices indexed to natural gas, renewable energy and time of use options. TXU Energy has 9 service plan alternatives on the market, far more than the other ERCOT incumbents offer in their native service territories. These new plans have received a favorable response from customers. In areas outside the native market, TXU Energy is pursuing customers through a multi-channel approach using both savings and dependable customer service messaging to achieve acquisition goals and an indicative long-term net margin of 5 to 10 percent. TXU Energy increased its number of customers in those markets by over 16 percent since the fourth quarter 2005.

Appendix Table C provides TXU Energy sales volume statistics. For fourth quarter 2006, the 8.7 percent decrease in retail sales volumes as compared to the same 2005 period was driven by a 12.3 percent decline in mass market (residential and small business) volumes. Sales volumes for fourth quarter 2006 also reflect a 0.8 percent increase in large business sales volumes as compared to fourth quarter 2005. The decline in total mass market sales reflects lower mass market customer levels in TXU Energy’s native market due to both competitive activity and lower average usage. Lower average usage reflects the effect of milder weather and customer efficiency measures, offset in part by improvements in customer mix. This decline in the traditional native service territory was partially mitigated by increased customer levels outside TXU Energy’s native market. Full year 2006 retail sales volumes decreased 10.5 percent compared to the same 2005 period, due to an 11.4 percent decline in large business market volumes and a 10.2 percent decrease in mass market (residential and small business) sales.

Customer statistics for 2006 and 2005 are shown in Appendix Table D. As expected, attrition rates were somewhat higher in fourth quarter 2006, reflecting improved margins and increased levels of competitor discounts and advertising as the market moved toward full competition. The net residential customer attrition rate for the year declined to 5.6 percent as compared to 7.6 percent in 2005 primarily reflecting competitive activity during 2005. Net mass market attrition in the native territory was consistent with annual forecasts, reflecting 8.2 percent for full year 2006 as compared to 9.3 percent for 2005. A number of factors contributed to the lower retail attrition in 2006, including smaller discounts being offered by competitors in late 2005 and early 2006, ongoing volatility in natural gas and power prices, the pending end to price-to-beat rates, which ended December 31, 2006, and the wide range of product offerings with price certainty and savings launched by TXU Energy, as discussed above.

Risk Management Update

Reflecting the relationship of wholesale power prices to natural gas prices in Texas, TXU has entered into forward natural gas sales transactions to hedge its power positions and facilitate the company’s focus on maintaining strong credit metrics. This approach considers residential and business load to represent a business that will achieve long-term net margins in a sustainable range of roughly 5 to 10 percent, consistent with what retailers are able to achieve in other industries with less underlying commodity volatility. The natural gas position associated with the company’s baseload generation assets is partially offset through market transactions to manage the company’s exposure to changes in natural gas prices. In total, as of February 16, 2007, TXU had sold more than 1.7 billion MMBtu of natural gas at fixed price levels for the balance of 2007 through 2012 period. This long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas and enable TXU to increase the certainty of its cash flows.

Through the end of the year, cash flow hedge accounting was used for the majority of the company’s long-term hedge program, with the remainder marked-to-market pending further progress on the power development program. Changes in the values of these natural gas hedges that exceed changes in forward values of power will result in cash flow hedge ineffectiveness gains or losses. The ineffectiveness gains or losses are reported in risk management and trading activities revenues.

Based on the current size of the long-term natural gas hedging program, a parallel 0.1 MMBtu/MWh change in market heat rate across each year of the hedging program could cause up to an estimated $220 million in cash flow hedge ineffectiveness pre-tax gains or losses in the period of such change. The other transactions in the hedging program accounted for on a mark-to-market basis could, with a parallel $1.00/MMBtu move in gas prices, cause an estimated $415 million of unrealized mark-to-market pre-tax gains or losses. During the quarter, the forward value of the company’s 2007 to 2012 natural gas hedges increased by approximately $200 million, reflecting changes in forward commodity prices. Movements in forward markets, primarily market heat rates, resulted in unrealized cash flow hedge ineffectiveness and mark-to-market net gains of $39 million ($25 million, $0.05 per share, after tax) for the quarter and $340 million ($221 million, $0.47 per share, after tax) for full year 2006 related to this long-term hedging program, which are treated as special items. The company actively manages its natural gas and heat rate exposure and may adjust both natural gas and heat rate positions in response to estimated generation production, customer attrition and usage, wholesale market transactions, commodity market changes, risk management strategy and policy revisions, and other factors.

Table 10 provides TXU’s natural gas hedges and their respective average sales prices as of February 16, 2007.

Table 10: Pro forma natural gas hedges and average sales price

07-10 Million MMBtu; $/MMBtu

Component	BAL07	08	09	10
Natural gas hedges	(60)	(200)	(330)	(420)
Average price of natural gas hedges (NYMEX equivalent price)	~9.60	~8.40	~8.15	~7.95
NYMEX close price as of 2/16/07	7.96	8.30	7.93	7.66

TXU Electric Delivery Segment

The TXU Electric Delivery segment consists of TXU Electric Delivery Company, TXU Corp.’s regulated electric transmission and distribution business. TXU Electric Delivery is the sixth largest electric delivery company in the nation, delivering electricity to three million distribution points of delivery across a network of over 14,300 miles of transmission lines and more than 100,000 miles of distribution lines in the economically diverse North Central, East and West Texas. The North American Electric Reliability Corporation estimates approximately 2.3 percent annual demand growth in the ERCOT service area over the next 5 years.

The TXU Electric Delivery segment reported net income of $62 million, $0.13 per share, for fourth quarter 2006. For fourth quarter 2005, reported net income was $49 million, $0.10 per share. In fourth quarter 2006 there were special items of $2 million in expenses. There were no special items in fourth quarter 2005. Segment operational earnings for fourth quarter 2006 were $0.14 per share as compared to $0.10 per share for fourth quarter 2005.

For full year 2006, the TXU Electric Delivery segment reported net income of $344 million, $0.74 per share, compared to $351 million, $0.72 per share, for the same period in 2005. Special item expenses for full year 2006 were $5 million, $0.01 per share, compared to $1 million in 2005. TXU Electric Delivery segment operational earnings for full year 2006 were $0.03 per share higher compared to 2005. Excluding the effect of reduced average shares outstanding, operational earnings were the same for full year 2006 and 2005.

Table 11 below reconciles the factors in operational earnings from 2005 to 2006.

Table 11: TXU Electric Delivery Segment –– operational earnings reconciliation

Q4 05 to Q4 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	49	0.10	352	0.72
Contribution margin	0	—	55	0.11
Operating costs	14	0.03	(10)	(0.02)
Depreciation and amortization	(4)	(0.01)	(30)	(0.06)
SG&A	17	0.03	23	0.05
Franchise and revenue based taxes	(3)	(0.01)	(15)	(0.03)
Other income and deductions	(6)	(0.01)	(10)	(0.02)
Net interest	(7)	(0.01)	(18)	(0.03)
Income taxes	4	0.01	2	—
Effect of reduced shares	—	0.01	—	0.03
06 operational earnings	64	0.14	349	0.75

Fourth quarter 2006 contribution margin for the TXU Electric Delivery segment was unchanged from fourth quarter 2005, reflecting higher revenues from transmission related rate increases approved in 2005 and 2006 of $9 million and customer growth, the effects of which were offset by decreased average usage due to weather and customer efficiencies. The net effect of weather and reduced average usage was a reduction in margins of an estimated $0.01 per share, after tax, as compared to the prior-year period and was a reduction in margins of an estimated $0.01 per share, compared to normal.

Fourth quarter operating costs decreased $14 million primarily due to a reduction in maintenance expenses; SG&A expenses decreased $17 million primarily related to reductions in bad debt expense, and lower incentive compensation and benefits expenses. Other income and deductions increased $6 million primarily due to the rate settlement with cities and net interest expense increased primarily due to higher average borrowings and interest rates.

For the full year 2006 compared to 2005, TXU Electric Delivery’s contribution margin improved $55 million due primarily to transmission related rate increases approved in 2005 and 2006 and growth in points of delivery. The effects of warmer summer weather were essentially offset by customer efficiencies. Operating costs increased $10 million, primarily reflecting increased fees paid to third party transmission entities, partially offset by timing of expenses for advance meter installation activities. SG&A expenses decreased $23 million primarily related to lower incentive compensation expense, benefit costs and bad debt expense, partially offset by higher costs of the accounts receivables sales program driven by higher interest rates. Depreciation and amortization increased $30 million due primarily to normal additions and replacements of property, plant and equipment. Franchise and revenue-based taxes increased $15 million driven by higher sales volumes in the period to which the tax applies and also includes $5 million in higher franchise fees under the cities rate settlement. The major drivers for year-to-date increases in other deductions and net interest were substantially the same as for fourth quarter 2006.

TXU Electric Delivery’s future results are expected to continue to be impacted by the effects of the January 2006 rate settlement with certain cities served by the company. Incremental expenses of approximately $70 million are being recognized almost entirely over the period from May 2006 through June 2008, of which $18 million was in 2006.

Appendix Tables I through K summarize the details of the operating revenues and operating statistics for the TXU Electric Delivery segment for fourth quarter and full year 2006 and 2005.

Corporate

Corporate consists of TXU’s remaining non-segment operations, primarily discontinued operations, general corporate expenses, interest on debt at the TXU Corp. level and activities involving mineral interest holdings.

For fourth quarter 2006, the reported net loss for Corporate was $71 million, $0.14 per share, as compared to a fourth quarter 2005 loss of $55 million, $0.11 per share. Adjusting for the special items of $1 million and income from discontinued operations of $6 million, operational results were a loss of $76 million, $0.17 per share compared to a loss of $58 million, $0.12 per share, for fourth quarter 2005. SG&A expense increased $19 million in fourth quarter 2006 compared to the prior year period primarily due to $9 million of timing differences and $8 million of corporate initiatives expenses including the write-off of project costs. Net interest expense for fourth quarter 2006 increased $40 million, $0.08 per share, primarily due to higher average outstanding borrowings and higher interest rates related to affiliate borrowings.

The full year 2006 reported net loss for Corporate was $155 million, $0.34 per share. For the comparable period in 2005, the net loss was $2 million after preference stock dividends, representing a net loss of $1.02 per share, reflecting the effect of the dilution adjustment related to the May 2005 true-up for the accelerated share repurchase program. Adjusting for the special items credit of $10 million and income from discontinued operations of $87 million, full year 2006 operational results were a loss of $252 million, $0.54 per share compared to a loss of $172 million, $0.35 per share, for 2005. Excluding the effect of reduced shares, year-to-date 2006 Corporate expenses increased by $0.17 per share from the prior-year period, primarily due to increased net interest expense on affiliate borrowings.

Other Information

Other information, including consolidating income statements, consolidating balance sheets, consolidated cash flow, and legal and regulatory summaries, can be obtained under the report heading “TXU Q4 2006 Earnings Results” at www.txucorp.com/investres/default.aspx.

* * *

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.1 million competitive electricity customers in Texas. TXU Power has over 18,100 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Wholesale and its affiliate, TXU Renew, are the largest purchasers of wind-generated electricity in Texas and fifth largest in the United States. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 101,000 miles of distribution and 14,300 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in TXU Corp.’s filings with the Securities and Exchange Commission (SEC). Specifically, TXU Corp. makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in TXU Corp.’s SEC filings, the forward-looking statements in this release could be affected by, among other things: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against TXU Corp. and others related to the merger agreement; failure to obtain shareholder approval or any other failure to satisfy other conditions required to complete the proposed merger, including required regulatory approvals; actions of rating agencies; the ability of the company to attract and retain profitable customers; the ability to profitably serve TXU Corp. customers given the announced price protection and price cuts; changes in demand for electricity; the impact of weather; changes in wholesale electricity prices or energy commodity prices; the company’s ability to hedge against changes in commodity prices and market heat rates; TXU Corp.’s ability to fund the investments described herein; delays in approval of, or failure to obtain, air and other environmental permits for the two proposed Oak Grove generation units; the ability of TXU Corp.’s subsidiaries to resolve the consent decree issue regarding the proposed Sandow 5 generation unit; changes in competitive market rules; changes in environmental laws or regulations; changes in electric generation and emissions control technologies; the ability of TXU Corp.’s subsidiaries and their contractors to attract and retain skilled labor, at projected rates, for planning and building the Oak Grove and Sandow 5 units; the challenges in increasing the efficiencies of TXU Corp.’s generation facilities; the commercial viability of alternative energy sources (including clean coal technologies); the ability of TXU Corp. to satisfy its commitments to successfully reduce emissions in a commercially reasonable manner; the availability of electricity from renewable energy sources for purchase by TXU Corp.’s subsidiaries; the commercial viability of any future climate change program pursued by TXU Corp; and with respect to the InfrastruX Energy joint venture, the amount of time the PUC takes to review the transaction and the results of the review.

Additional Information and Where to Find It

In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http://www.txucorp.com.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.

-END-

Investor Relations:			Media:
Tim Hogan	Bill Huber	Steve Oakley	Lisa Singleton
214-812-4641	214-812-2480	214-812-2220	214-812-5049

Appendix Tables

Table A1: Description of special items

Q4 06 and Q4 05; $ millions and $ per share after tax

Special Item	Income Statement Line	Q4 06	Q4 06	Q4 06 Cash	Q4 06 Non-Cash[8]	Q4 05	Q4 05
TXU Energy Holdings segment:
Customer appreciation one-time bonus	Revenues	107	0.23	27	80	—	—
Cash flow hedge ineffectiveness (gain)/loss	Revenues	43	0.09	—	43	13	0.03
Positions marked to market (gain)/loss	Revenues	(68)	(0.14)	—	(68)	—	—
Texas margin tax	Income tax	2	—	—	2	—	—
TXU Electric Delivery segment:
Transition costs	Other deductions	2	—	2	—	—	—
Corporate and other:
Texas margin tax	Income tax	1	—	—	1	—	—
Total		87	0.18	29	58	13	0.03

Table A2: Description of special items

YTD 06 and YTD 05; $ millions and $ per share after tax

Special Item	Income Statement Line	YTD 06	YTD 06	YTD 06 Cash	YTD 06 Non-Cash[11]	YTD 05	YTD 05
TXU Energy Holdings segment:
“Day one” loss on hedges	Revenues	71	0.15	—	71	—	—
Customer appreciation one-time bonus	Revenues	107	0.23	27	80	—	—
Cash flow hedge ineffectiveness (gain)/loss	Revenues	(133)	(0.28)	—	(133)	13	0.03
Positions marked to market (gain)/loss	Revenues	(88)	(0.19)	—	(88)	—	—
Gas plants impairment[9]	Other deductions	131	0.28	—	131
Outsourcing/transition costs	Other deductions	—	—	—	—	6	0.01
Texas margin tax	Income tax	44	0.09	—	44	—	—
TXU Electric Delivery segment:
Transition costs	Other deductions	5	0.01	5	—	1	—
Corporate and other:
Litigation settlement benefit	Other income	(10)	(0.02)	(10)		(23)	(0.05)
Professional fees	SG&A expense	—	—	—	—	3	0.01
Outsourcing/transition costs	Other deductions	—	—	—	—	1	—
Income tax benefit	Income tax	—	—	—	—	(138)	(0.28)
Total		127	0.27	22	105	(137)	(0.28)

[8]	While these items are reflected in earnings for the current period, the cash impact, if any, will be realized in future periods. These items are considered non-cash for the current period.
[9]	Includes approximately $2 million related to the write-off of natural gas-fueled generation plant inventories.

Appendix Table B: TXU Energy Holdings Segment –– operating revenues

Q4 06 vs. Q4 05 and YTD 06 vs. YTD 05; $ millions and mixed measures

Operating Revenue Component	Q4 06	Q4 05	% Change	YTD 06	YTD 05	% Change
Retail electricity revenues:
Native market:
Residential	718	762	(5.8)	3,804	3,444	10.5
Small business	230	254	(9.4)	1,153	1,086	6.2
Total native market	948	1,016	(6.7)	4,957	4,530	9.4
Other markets:
Residential	117	95	23.2	559	405	38.0
Small business	19	15	26.7	80	65	23.1
Total other markets	136	110	23.6	639	470	36.0
Large business	326	324	0.6	1,357	1,330	2.0
Total retail electricity revenues	1,410	1,450	(2.8)	6,953	6,330	9.8
Wholesale electricity revenues[10]	618	941	(34.3)	2,247	3,032	(25.9)
Risk management and trading activities:[11]
Net realized gains (losses) on settled positions	34	(111)	—	(119)	(146)	—
Reversal of prior net unrealized (gains)/losses	12	—	—	32	(12)	—
Other net unrealized gains	46	69	—	240	(6)	—
Net risk management and trading activities	92	(42)	—	153	(164)	—
Other revenues[12]	(78)	112	—	196	354	(44.6)
Total operating revenues	2,042	2,461	(17.0)	9,549	9,552	—
Average revenue ($/MWh):
Residential	143.29	130.34	9.9	147.43	117.86	25.1
Small business	146.16	133.41	9.6	146.39	118.90	23.1
Large business	97.90	98.21	(0.3)	96.67	83.96	15.1
Average wires charge ($/MWh)	26.10	25.68	1.6	25.71	24.20	6.2

[10]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.
[11]

Amounts in 2006 include unrealized net gains of $39 million in the fourth quarter and $340 million year-to-date from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program. Year-to-date also includes a $109 million unrealized “day one” loss recorded in the second quarter of 2006 related to a series of positions in the long-term hedging program entered into at below-market prices. The fourth quarter and year-to-date 2005 impact of the long-term hedge program was a loss of $20 million.

[12]	Other Revenues include the one-time customer appreciation bonus of $165 million (pre-tax).

Appendix Table C: TXU Energy Holdings Segment –– retail and wholesale sales

Q4 06 vs. Q4 05 and YTD 06 vs. YTD 05; Mixed measures

Volume Component	Q4 06	Q4 05	% Change	YTD 06	YTD 05	% Change
Retail electricity sales volumes (GWh):
Native market:
Residential	5,036	5,858	(14.0)	25,932	29,239	(11.3)
Small business	1,550	1,880	(17.6)	7,753	9,004	(13.9)
Total native market	6,586	7,738	(14.9)	33,685	38,243	(11.9)
Other markets:
Residential	789	715	10.3	3,663	3,416	7.2
Small business	157	137	14.6	671	674	(0.4)
Total other markets	946	852	11.0	4,334	4,090	6.0
Large business	3,329	3,303	0.8	14,031	15,843	(11.4)
Total retail electricity sales volumes	10,861	11,893	(8.7)	52,050	58,176	(10.5)
Wholesale electricity sales[13]	10,667	16,284	(34.5)	37,805	56,788	(33.4)
Total electricity sales volumes	21,528	28,177	(23.6)	89,855	114,964	(21.8)
Average KWh/customer:[14]
Residential	3,086	3,295	(6.3)	15,359	15,825	(2.9)
Small business	6,319	6,956	(9.2)	30,360	32,078	(5.4)
Large business	73,121	60,347	21.2	285,277	243,538	17.1
Weather – percent of normal:[15]
Cooling degree days	104.5	146.1	(28.5)	117.6	107.0	9.9
Heating degree days	90.9	91.3	(0.4)	79.2	90.0	(12.0)

[13]

Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006. Includes volumes related to ERCOT balancing of 394 gigawatt-hours (GWh) of net purchases in fourth quarter 2006, 865 GWh of net sales in fourth quarter 2005, and 874 GWh and 4,787 GWh of net sales in year-to-date 2006 and 2005, respectively.

[14]	Based upon the average of the period beginning and ending customers.
[15]

Average for service territory is based on a 50 percent - Dallas/Fort Worth, 25 percent - Mineral Wells and 25 percent Waco weighting. Weather data is obtained from WeatherBank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).

Appendix Table D: TXU Energy Holdings Segment –– retail customer counts

Q4 06 vs. Q3 06 and Q4 06 vs. Q4 05; End of period, thousands, # of meters

Customer Component	Q4 06	Q3 06	3 Month % Change	Q4 05	12 Month % Change
Retail electricity customers:
Native market:
Residential	1,624	1,670	(2.8)	1,769	(8.2)
Small business	258	265	(2.6)	281	(8.2)
Total native market	1,882	1,935	(2.7)	2,050	(8.2)
Other markets:
Residential	247	234	5.6	213	16.0
Small business	9	8	12.5	7	28.6
Total other markets	256	242	5.8	220	16.4
Large business	44	47	(6.4)	55	(20.0)
Total retail electricity customers	2,182	2,224	(1.9)	2,325	(6.2)
Estimated share of market[16] (%):
Native market:
Residential	65	67	(3.0)	72	(9.7)
Small business	64	67	(4.5)	71	(9.9)
Total ERCOT:
Residential	37	37	—	39	(5.1)
Small business	26	27	(3.7)	29	(10.3)
Large business	14	16	(12.5)	20	(30.0)

Appendix Table E: TXU Energy Holdings Segment –– fuel, purchased power costs and delivery fees

Q4 06 vs. Q4 05 and YTD 06 vs. YTD 05; $ millions

Cost Component	Q4 06	Q4 05	% Change	YTD 06	YTD 05	% Change
Nuclear fuel	20	18	11.1	85	78	9.0
Lignite/coal	122	121	0.8	475	475	—
Total baseload fuel	142	139	2.2	560	553	1.3
Gas/oil fuel and purchased power costs	358	839	(57.3)	1,787	3,285	(45.6)
Other costs	60	84	(28.6)	228	281	(18.9)
Fuel and purchased power costs[17]	560	1,062	(47.3)	2,575	4,119	(37.5)
Delivery fees	287	310	(7.4)	1,353	1,426	(5.1)
Fuel, purchased power costs and delivery fees	847	1,372	(38.3)	3,928	5,545	(29.2)

[16]	End of period. Estimated market share is based on the estimated number of customers (meters) in the native market and the estimated number of customers (meters) in ERCOT that have choice.
[17]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.

Appendix Table F: TXU Energy Holdings Segment — generation and supply statistics

Q4 06 vs. Q4 05 and YTD 06 vs. YTD 05; Mixed measures

Generation and Supply Statistic	Q4 06	Q4 05	% Change	YTD 06	YTD 05	% Change
Production and purchased power (GWh):
Nuclear (baseload)	4,502	4,225	6.6	19,795	18,371	7.8
Lignite/coal (baseload)	11,033	11,283	(2.2)	43,837	44,005	(0.4)
Total baseload generation	15,535	15,508	0.2	63,632	62,376	2.0
Gas/oil generation	502	557	(9.9)	3,989	3,504	13.8
Purchased power[18]	6,123	12,523	(51.1)	24,380	50,920	(52.1)
Total energy supply	22,160	28,588	(22.5)	92,001	116,800	(21.2)
Less line loss and power imbalances	632	411	53.8	2,146	1,836	16.9
Net energy supply volumes	21,528	28,177	(23.6)	89,855	114,964	(21.8)
Baseload capacity factors (%):
Nuclear	89.2	83.7	6.6	98.8	91.5	8.0
Lignite/coal	87.9	91.2	(3.6)	89.1	89.8	(0.8)
Total baseload	88.2	89.1	(1.0)	91.8	90.3	1.7
Adjusted baseload capacity factors[19] (%):
Nuclear	100.2	102.1	(1.9)	101.5	101.1	0.4
Lignite/coal	94.1	96.5	(2.5)	96.2	95.9	0.3
Total baseload	95.8	98.1	(2.3)	97.7	97.4	0.3

Appendix Table G: TXU Energy Holdings Segment — maturity dates of unrealized net commodity contract assets (liabilities)

12/31/06; $ millions unless otherwise noted

Source of Fair Value	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Prices actively quoted	(24)	6	33	4	19
Prices provided by other external sources	57	8	(64)	59	60
Prices based on models	(7)	(3)	—	—	(10)
Total	26	11	(31)	63	69
Percentage of total fair value	38	16	(45)	91	100

Appendix Table H: TXU Energy Holdings Segment — changes in commodity contract assets and liabilities

YTD 06; $ millions

Change Component	Impact
Net commodity contract liability – beginning of period	(56)
Settlements of positions included in the opening balance[20]	11
Unrealized mark-to-market valuations of positions held - end of period[21]	22
Other activity[22]	—
Net commodity contract liability - end of period	(23)

[18]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.
[19]	Excludes planned outages and economic back-down.
[20]	Represents reversals of unrealized mark-to-market valuations of these positions recognized in earnings prior to the beginning of the period, to offset realized gains and losses upon settlement.
[21]	Includes a $109 million charge for a “day one” loss recorded in the second quarter of 2006 related to a series of commodity price hedge transactions entered into at below-market prices.
[22]

These amounts do not arise from mark-to-market valuations. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received and related amortization. Activity for the period includes $8 million of natural gas received related to physical swap transactions offset by $8 million of option premium payments.

Appendix Table I: TXU Electric Delivery Segment –– operating revenues

Q4 06 vs. Q4 05 and YTD 06 vs. YTD 05; $ millions

Revenue Component	Q4 06	Q4 05	% Change	YTD 06	YTD 05	% Change
Electricity transmission and distribution:
Affiliated (TXU Energy Holdings)	244	279	(12.5)	1,139	1,278	(10.9)
Nonaffiliated	331	296	11.8	1,310	1,116	17.4
Total	575	575	—	2,449	2,394	2.3

Appendix Table J: TXU Electric Delivery Segment –– operating statistics

Q4 06 vs. Q4 05; Mixed measures

Operating Statistic	Q4 06	Q4 05	% Change
Volumes - Electricity distribution (GWh)	23,618	23,845	(1.0)
Electricity distribution points of delivery - number of meters (in thousands)[23]	3,056	3,013	1.4
System Average Interruption Duration Index (SAIDI) (non-storm)[24]	79.09	76.79	3.0
System Average Interruption Frequency Index (SAIFI) (non-storm)[24]	1.17	1.17	—
Customer Average Interruption Duration Index (CAIDI) (non-storm)[24]	67.54	65.60	3.0

Appendix Table K: TXU Electric Delivery Segment — operating statistics

YTD 06 vs. YTD 05; Mixed measure

Operating Statistic	YTD 06	YTD 05	% Change
Volumes - Electricity distribution (GWh)	107,098	106,780	0.3

Appendix Table L: Details of discontinued operations

Q4 06, Q4 05, YTD 06 and YTD 05; $ millions and $ per share after tax

Discontinued Operation	Q4 06	Q4 06	Q4 05	Q4 05	YTD 06	YTD 06	YTD 05	YTD 05
TXU Energy Holdings segment	—	—	(2)	—	—	—	(8)	(0.02)
TXU Australia	—	—	5	0.01	—	—	10	0.02
TXU Gas	—	—	(4)	(0.01)	60	0.13	3	0.01
TXU Corporate	6	0.01	1	—	27	0.06	—	—
Total income (loss)	6	0.01	—	—	87	0.19	5	0.01

[23]

Includes lighting sites, principally guard lights, for which TXU Energy Retail is the REP, which are not included in TXU Energy Retail’s customer count. Such sites totaled 82,337 and 86,495 at December 31, 2006 and 2005, respectively. Adjusting for the guard lights, which have minimal value, points of delivery increased 1.6 percent.

[24]

SAIDI is the number of minutes in a year the average customer is out of electric service. SAIFI is the number of times in a year the average customer experiences an interruption to electric service. CAIDI is the duration in minutes of the average interruption to electric service for those customers experiencing an outage.

Attachment 1: Financial Definitions

Cash Interest Expense (non-GAAP): Interest expense and related charges less amortization of discount and reacquired debt expense plus capitalized interest. Cash interest expense is a measure used by TXU to assess credit quality. Contribution Margin: Operating revenues (GAAP) less fuel and purchased power costs and delivery fees (GAAP). Debt/EBITDA (non-GAAP): Total debt less transition bonds and debt-related restricted cash divided by EBITDA. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. Debt/EBITDA is a measure used by TXU to assess credit quality.

EBIT (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax and special items. EBIT is a measure used by TXU to assess performance.

EBITDA (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.

EBITDA/Interest (non-GAAP): EBITDA divided by cash interest expense is a measure used by TXU to assess credit quality.

Free Cash Flow (non-GAAP): Cash provided by operating activities less capital expenditures and nuclear fuel. Used by TXU predominantly as a forecasting tool to estimate cash available for dividends, debt reduction, and other investments.

Income from Continuing Operations per Share (GAAP): Per share (diluted) income from continuing operations before extraordinary gain and preference stock dividends.

Operational Earnings (non-GAAP): Net income available to common shareholders adjusted for special items and income or losses that are not reflective of continuing operations (such as discontinued operations, extraordinary items and cumulative effect of changes in accounting principles). Beginning in the fourth quarter of 2006, TXU has adjusted operational earnings for all periods to exclude all effects of recording unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program because management believes such presentation will more appropriately reflect the ongoing earnings of the business. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Operational Earnings Per Share (a non-GAAP measure): Per share (diluted) operational earnings. TXU forecasts earnings on such operational earnings basis and is unable to reconcile forecasted operational earnings to a GAAP financial measure because forecasts of special items and material non-recurring items are not practical. TXU relies on operational earnings per share for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Reported Earnings per Share (GAAP): Per share (diluted) net income available to common shareholders.

Return on Average Common Stock Equity Based on Net Income (GAAP): Twelve months ended net income available to common shareholders (GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated.

Return on Average Common Stock Equity Based on Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Net Income (non-GAAP): Twelve months ended net income (GAAP), plus after-tax interest expense and related charges net of interest income on restricted cash related to debt divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP), plus preference stock dividends, plus after-tax interest expense and related charges net of interest income on debt proceeds held as restricted cash, divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Special Items (non-GAAP): Unusual charges related to the implementation of the performance improvement program, the effects of unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program and other charges, credits or gains that are unusual or nonrecurring. Special items are included in reported GAAP earnings, but are excluded from operational earnings.

Total Capitalization (non-GAAP): Total debt plus common stock equity. This measure is used to evaluate operational performance and management effectiveness.

Total Debt (GAAP): Long-term debt (including current portion), plus bank loans and commercial paper, plus long-term debt held by subsidiary trusts and preferred securities of subsidiaries.

Total Debt less Transition Bonds and Debt-Related Restricted Cash (non-GAAP): TXU also uses a total debt measure that excludes transition bonds and debt-related restricted cash. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. TXU uses this measure to evaluate its debt and capitalization levels.

Exhibits: Regulation G – Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Exhibit 1: Return on average common stock equity calculation

Twelve months ended 12/31/06 and 12/31/05; $ millions unless otherwise noted

Component	12/31/06	12/31/05	Ref
Net income available to common shareholders	2,552	1,712	A
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	2,465	1,775
Special items	127	(137)
Preference stock dividends	—	(10)
Operational earnings	2,592	1,628	B
Average common equity	1,308	407	C
Return on average common stock equity—based on net income (A/C) (%)	195.1	420.6
Return on average common stock equity—based on operational earnings (B/C) (%)	198.2	400.0

Exhibit 2: Return on average invested capital calculation

Twelve months ended 12/31/06 and 12/31/05; $ millions unless otherwise noted

Component	12/31/06	12/31/05	Ref
Net income	2,552	1,722
After-tax interest expense and related charges net of interest income (a)	510	490
Total return (based on net income)	3,062	2,212	A
Operational earnings	2,592	1,628
Preference stock dividends	—	10
After-tax interest expense and related charges net of interest income (a)	510	490
Total return (based on operational earnings)	3,102	2,128	B
Average total capitalization	14,301	13,692	C
Return on average invested capital—based on adjusted net income (A/C) (%)	21.4	16.2
Return on average invested capital—based on adjusted operational earnings (B/C) (%)	21.7	15.5

(a) After-tax interest expense and related charges net of interest income
Interest expense	830	802
Interest income	(46)	(48)
Net	784	754
Tax at 35%	274	264
Net of tax	510	490

Exhibit 3: Interest and debt coverage ratios

Twelve months ended 12/31/06 and 12/31/05; $ millions unless otherwise noted

Component	12/31/06	12/31/05	Ref
Cash provided by operating activities	4,954	2,793	A
Reconciling adjustments from cash flow statement	2,489	1,018	B
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	2,465	1,775
Income tax expense	1,263	632
Interest expense and related charges	830	802
Interest income	(46)	(48)
Depreciation and amortization	830	776
EBITDA	5,342	3,937
Special items	127	2
EBITDA (excluding special items)	5,469	3,939	C
Interest expense and related charges	830	802
Amortization of discount and reacquired debt expense	(16)	(18)
Capitalized interest	47	17
Cash interest expense	861	801	D
Total debt	12,607	13,380	E
Transition bonds	(1,074)	(1,167)
Debt-related restricted cash	(241)	—
Total debt less transition bonds	11,292	12,213	F
EBITDA/interest (C/D)	6.4	4.9
Debt/EBITDA (F/C)	2.1	3.1
Cash provided by operating activities+cash interest expense/cash interest expense (A+D/D)	6.8	4.5
Total debt/cash provided by operating activities – ratio (E/A)	2.5	4.8

Exhibit 4a: Consolidated –– operational earnings reconciliation

Q4 06; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	568	1.23	64	0.14	(76)	(0.17)	556	1.20
Special items	(84)	(0.18)	(2)	—	(1)	—	(87)	(0.18)
Discontinued operations	—	—	—	—	6	0.01	6	0.01
Rounding	—	(0.01)	—	(0.01)	—	0.02	—	—
Net income (loss) to common	484	1.04	62	0.13	(71)	(0.14)	475	1.03
Average shares – diluted								463

Exhibit 4b: Consolidated –– operational earnings reconciliation

Q4 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	436	0.90	49	0.10	(58)	(0.12)	427	0.88
Special items	(13)	(0.03)	—	—	—	—	(13)	(0.03)
Discontinued operations	(2)	—	—	—	2	—	—	—
Extraordinary loss	(50)	(0.10)	—	—	—	—	(50)	(0.10)
Cum. effect of accounting change	(8)	(0.02)	—	—	—	—	(8)	(0.02)
Rounding	(1)	—	—	—	1	0.01	—	0.01
Net income (loss) to common	362	0.75	49	0.10	(55)	(0.11)	356	0.74
Average shares – diluted								485

Exhibit 4c: Consolidated –– operational earnings reconciliation

YTD 06; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	2,495	5.34	349	0.75	(252)	(0.54)	2,592	5.55
Special items	(132)	(0.28)	(5)	(0.01)	10	0.02	(127)	(0.27)
Discontinued operations	—	—	—	—	87	0.19	87	0.19
Rounding	—	—	—	—	—	(0.01)	—	(0.01)
Net income (loss) to common	2,363	5.06	344	0.74	(155)	(0.34)	2,552	5.46
Average shares – diluted								467

Exhibit 4d: Consolidated –– operational earnings reconciliation

YTD 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	1,448	2.98	352	0.72	(172)	(0.35)	1,628	3.35
Special items	(19)	(0.04)	(1)	—	157	0.32	137	0.28
Discontinued operations	(8)	(0.02)	—	—	13	0.03	5	0.01
Extraordinary loss	(50)	(0.10)	—	—	—	—	(50)	(0.10)
Cum. effect of accounting change	(8)	(0.02)	—	—	—	—	(8)	(0.02)
Effect of share repurchase dilution	—	—	—	—	—	(1.02)	—	(1.02)
Net income (loss) to common	1,363	2.80	351	0.72	(2)	(1.02)	1,712	2.50
Average shares – diluted								486